Exhibit 99.1

Horizon Pharma Announces First Quarter 2012 Financial Results

Encouraging Initial DUEXIS® Launch Metrics

Conference Call and Webcast Today, May 10th, at 8:00 a.m. ET

DEERFIELD, IL. – May 10, 2012 – Horizon Pharma, Inc. (NASDAQ: HZNP) today provided an update on the Company’s business and announced financial results for the first quarter ended March 31, 2012.

DUEXIS®/RAYOS® Highlights

•

DUEXIS, the Company’s proprietary single-tablet combination of ibuprofen and famotidine, was launched in December 2011 with sampling and initial physician detailing, and fully launched in January 2012 following the Company’s national sales launch meeting.

•	Initial feedback from physicians, managed care access and initial prescription growth are encouraging and building momentum.

•

Total DUEXIS revenues recognized in the quarter ended March 31, 2012, were $1.1 million, with trade discounts and allowances of $0.05 million and co-pay assistance costs of $0.15 million resulting in net revenues recognized of $0.9 million.

•	Total prescriptions for January, February and March grew by 115%, 77% and 51%, respectively, compared to the prior month.

•	Approximately 2,700 physicians have prescribed DUEXIS since launch.

•	Expansion of the Company’s field sales force from 80 representatives currently to approximately 160 representatives underway with completion expected in second half of 2012.

•

RAYOS (modified release prednisone), the Company’s proprietary product candidate for the treatment of rheumatoid arthritis, has an FDA PDUFA (Prescription Drug User Fee Act) goal date of July 26, 2012.

Other Recent Accomplishments

•

Completed $60.0 million senior secured loan facility in February 2012, which provided the Company with net proceeds of approximately $34.0 million, after repaying outstanding amounts under previous debt facilities.

•	Completed $50.8 million private placement of common stock and warrants to purchase common stock in March 2012 raising net proceeds of approximately $47.6 million.

•	Amended the DUEXIS regulatory filing in Europe by withdrawing and updating to include recently approved manufacturing site.

•	Announced exclusive agreement for distribution of LODOTRA® in Latin America by Mundipharma.

“The first quarter of 2012 has been a very busy and exciting time for us,” said Timothy P. Walbert, chairman, president and chief executive officer, Horizon Pharma. “We followed up our commercial launch of DUEXIS in December of last year with our national launch meeting in late January. We are encouraged by early feedback from physicians, managed care access and initial prescription growth. We also completed a $60.0 million debt financing in February 2012 and a $50.8 million private equity offering in March 2012 providing us with additional capital to fund the ongoing commercial launch of DUEXIS in the U.S. and to pursue regulatory approval for RAYOS in the U.S. and DUEXIS in Europe.”

2012 Potential Milestones

•	Decision on RAYOS New Drug Application by FDA by July 26, 2012 PDUFA goal date.

•	Potential launch of RAYOS in the U.S. market in the second half of 2012, assuming FDA approval by July 26, 2012.

•	Anticipated decision on updated marketing authorization application (MAA) for DUEXIS by European regulatory authorities in second half of 2012.

DUEXIS Update

In December 2011, the Company began recognizing revenues from the sale of DUEXIS following its commercial launch in the U.S. DUEXIS is currently sold to wholesale pharmaceutical distributors and to several national and regional retail chains. Until the Company can reliably estimate returns, the Company has determined that shipment of products to wholesale distributors and retail chains does not meet the criteria for revenue recognition at the time of shipment. The Company is currently deferring DUEXIS revenue recognition from sales to wholesale distributors and retail chains until the right of return no longer exists, which is the earlier of DUEXIS being dispensed through patient prescriptions or the expiration of the right of return.

Total DUEXIS revenues recognized in the quarter ended March 31, 2012, were $1.1 million, with trade discounts and allowances of $0.05 million and co-pay assistance costs of $0.15 million resulting in net revenues recognized of $0.9 million. As of March 31, 2012, the Company had $1.4 million in deferred revenue on its balance sheet related to DUEXIS shipments.

First Quarter 2012 Financial Results

For the first quarter ended March 31, 2012, gross and net sales were $2.7 million and $2.5 million, respectively, compared to $1.8 million in gross and net sales for the first quarter of 2011. This represented an increase of 52% and 41% in gross and net sales, respectively, for the first quarter of 2012 compared to the prior year. DUEXIS, the Company’s proprietary single-tablet combination of ibuprofen (800 mg) and famotidine (26.6 mg), which was launched in the U.S. market in December 2011, represented 42% of total sales and 37% of net sales during the quarter ended March 31, 2012. Net loss for the first quarter ended March 31, 2012, was $23.7 million, or $0.98 per share, compared to a net loss of $7.7 million, or $5.13 per share in the quarter ended March 31, 2011. Non-GAAP net loss for the quarter ended March 31, 2012, was $20.5 million, or $0.85 per share, compared to non-GAAP net loss of $6.0 million, or $4.04 per share in the first quarter of 2011. Horizon provides non-GAAP financial measures, which it believes can enhance an overall understanding of Horizon’s financial performance when considered together with GAAP figures. Refer to the section of this press release below entitled “Note Regarding Use of Non-GAAP Financial Measures” for a full discussion on this subject. The Company had cash and cash equivalents of $80.4 million at March 31, 2012, after completing debt and equity transactions during the quarter.

Research and development expenses increased $1.3 million, or 49%, from $2.7 million during the three months ended March 31, 2011, to $4.1 million during the three months ended March 31, 2012. The increase in research and development expenses was primarily due to an increase in salaries and benefits related expenses as a result of an increase in personnel, an increase in clinical research expenses in support of our RAYOS New Drug Application submission and on-going clinical expenses associated with DUEXIS clinical studies.

Sales and marketing expenses increased $9.9 million, from $1.1 million during the three months ended March 31, 2011, to $11.0 million during the three months ended March 31, 2012, which was primarily attributable to staffing our sales and marketing functions during the fourth quarter of 2011, increased marketing and promotional efforts, increased advertising expenses and higher samples and market research expenses in support of our product launch of DUEXIS in the first quarter of 2012.

General and administrative expenses increased $2.1 million, from $3.1 million during the three months ended March 31, 2011, to $5.2 million during the three months ended March 31, 2012. The increase in general and administrative expenses was primarily due to higher legal and consulting expenses associated with ongoing commercial development activities, public company compliance activities and intellectual property related matters. In addition, salaries and benefits expense were higher due to an increase in administrative personnel as compared to the prior year.

Interest expense, net increased $3.3 million, from $1.3 million during the three months ended March 31, 2011, to $4.6 million during the three months ended March 31, 2012. The increase in interest expense was primarily attributable to the Oxford and Kreos debt extinguishment in February 2012, which required the Company to pay both a pre-payment penalty and an end of loan payment.

Foreign exchange gain increased $0.1 million, from $0.4 million during the three months ended March 31, 2011, to $0.5 million during the three months ended March 31, 2012. The increase in the current year foreign exchange gain was primarily due to an increase in non-Euro denominated transactions for the Company’s subsidiary, Horizon Pharma AG, in addition to a strengthening of the Euro during the three months ended March 31, 2012.

Net loss for the first quarter of 2012 was $23.7 million, or $0.98 per share, compared to a net loss of $7.7 million, or $5.13 per share, in the first quarter of 2011. On a non-GAAP basis, after excluding certain non-cash expenses, net loss for the first quarter of 2012 was $20.5 million, or $0.85 per share, compared to a net loss of $6.0 million, or $4.04 per share, for the first quarter of 2011.

Note Regarding Use of Non-GAAP Financial Measures

Horizon provides non-GAAP net income (loss) and net income (loss) per share financial measures that include adjustments to GAAP figures. These adjustments to GAAP exclude non-cash items such as stock-based compensation and depreciation and amortization, and other non-cash charges. Horizon believes that these non-GAAP financial measures, when considered together with the GAAP figures, can enhance an overall understanding of Horizon’s financial performance. The non-GAAP financial measures are included with the intent of providing investors with a more complete understanding of operational results and trends. In addition, these non-GAAP financial measures are among the indicators Horizon’s management uses for planning and forecasting purposes and measuring the Company’s performance. These non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, non-GAAP financial measures used by other companies. Please refer to the financial statements portion of this press release for a reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures.

Conference Call

At 8:00 am Eastern Time today, Horizon’s management will host a live conference call and webcast to review the Company’s financial and operating results and provide a general business update.

The live webcast and a replay may be accessed by visiting Horizon’s website at http://ir.horizon-pharma.com. Please connect to the Company’s website at least 15 minutes prior to the live webcast to ensure adequate time for any software download that may be needed to access the webcast. Alternatively, please call 1-888-338-8373 (U.S.) or 973-872-3000 (international) to listen to the conference call. The conference ID number for the live call is 74783564. Telephone replay will be available approximately two hours after the call. To access the replay, please call 1-800-585-8367 (U.S.) or 404-537-3406 (international). The conference ID number for the replay is 74783564.

About Horizon Pharma

Horizon Pharma, Inc. is a biopharmaceutical company that is developing and commercializing innovative medicines to target unmet therapeutic needs in arthritis, pain and inflammatory diseases. For more information, please visit www.horizonpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the on-going commercial launch of DUEXIS, the planned expansion of the Company’s field sales force, the pursuit of regulatory approval for RAYOS in the U.S. and DUEXIS in Europe, the expected timelines for regulatory approvals and potential commercial launches. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release, and actual results may differ materially from those in these forward-looking statements as a result of various factors. These factors include, but are not limited to, risks regarding Horizon’s ability to commercialize products successfully, whether initial commercial data regarding DUEXIS in the United States are indicative of future results, Horizon’s ability to successfully recruit and retain additional sales and marketing personnel or to successfully manage contract sales and marketing personnel, whether RAYOS and/or DUEXIS will be approved for marketing in the U.S. and Europe, respectively, the potential for delays in regulatory review of Horizon’s applications for marketing approval, and Horizon’s ability to comply with any post-approval regulatory requirements. For a further description of these and other risks facing the Company, please see the risk factors described in the Company’s filings with the United States Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in those filings. Forward-looking statements speak only as of the date of this press release, and the Company undertakes no obligation to update or revise these statements, except as may be required by law.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	As of
	March 31, 2012	December 31, 2011
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$80,351	$17,966
Restricted cash	750	750
Accounts receivable, net	787	2,372
Inventories, net	2,465	1,195
Prepaid expenses and other current assets	4,367	2,763

Total current assets	88,720	25,046
Property and equipment, net	3,150	3,245
Developed technology, net	35,777	35,602
In-process research and development	37,739	36,638
Other assets	4,262	547

Total assets	$169,648	$101,078

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$8,752	$8,170
Accrued expenses	9,011	8,926
Deferred revenues - current portion	2,937	3,281
Notes payable - current portion	—	3,604

Total current liabilities	20,700	23,981
Long-term liabilities
Notes payable, net of debt discount	50,351	15,834
Deferred revenues, net of current	6,995	5,666
Deferred tax liabilities, net	9,668	9,561
Other long term liabilities	128	124

Total liabilities	87,842	55,166

Commitments and Contingencies
Stockholders’ equity
Common stock, $0.0001 par value per share; 200,000,000 shares authorized; 33,703,370 and 19,627,744 shares issued and outstanding at March 31, 2012 and December 31, 2011, respectively.	3	2
Additional paid-in capital	328,541	270,015
Accumulated other comprehensive loss	(2,695)	(3,788)
Accumulated deficit	(244,043)	(220,317)

Total stockholders’ equity	81,806	45,912

Total liabilities and stockholders’ equity	$169,648	$101,078

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	For the Three Months Ended March 31,
	2012	2011
	(Unaudited)
Revenues
Sales of goods	$2,669	$1,763
Contract revenue	53	30

Gross sales	2,722	1,793
Sales discounts and allowances	(199)	—

Net sales	2,523	1,793

Cost of goods sold	2,067	1,839

Gross profit (loss)	456	(46)
Operating Expenses
Research and development	4,069	2,729
Sales and marketing	10,972	1,117
General and administrative	5,203	3,098

Total operating expenses	20,244	6,944

Operating loss	(19,788)	(6,990)
Interest expense, net	(4,551)	(1,285)
Foreign exchange gain	501	422
Other expense	(52)	—

Loss before benefit for income taxes	(23,890)	(7,853)
Income tax benefit	(164)	(182)

Net loss	$(23,726)	$(7,671)

Net loss per share - basic and diluted	$(0.98)	$(5.13)

Weighted average shares outstanding used in calculating net loss per share - basic and diluted	24,116,490	1,493,962

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET LOSS

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2012	2011
	(Unaudited)
GAAP Net Loss	$(23,726)	$(7,671)
Non-GAAP Adjustments (net of tax effect):
Amortization of developed technology	713	737
Stock-based compensation	1,759	597
Non-cash interest expense	593	231
Depreciation expense	184	100
Amortization of deferred revenue	(53)	(30)

Total of non-GAAP adjustments	3,195	1,635

Non-GAAP Net Loss	$(20,531)	$(6,036)

Weighted average shares - basic and diluted	24,116,490	1,493,962
GAAP net loss per common share-basic and diluted	$(0.98)	$(5.13)
Non-GAAP adjustments detailed above	0.13	1.09

Non-GAAP net loss per common share-basic and diluted	$(0.85)	$(4.04)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended March 31,
	2012	2011
	(Unaudited)
Cash flows from operating activities
Net loss	$(23,726)	$(7,671)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	1,076	1,016
Stock-based compensation	1,759	597
Non-cash interest expense	593	231
Loss on disposal of asset	65	—
Foreign exchange gain	(501)	(422)
Changes in operating assets and liabilities:
Accounts receivable	1,595	(1,922)
Inventories, net	(1,243)	165
Prepaid expenses and other current assets	(1,582)	18
Accounts payable	560	1,294
Accrued expenses	45	(1,026)
Deferred revenues	746	1,407
Deferred tax liabilities	(177)	(185)

Net cash used in operating activities	(20,790)	(6,498)

Cash flows from investing activities
Purchase of property and equipment	(133)	(41)

Net cash used in investing activities	(133)	(41)

Cash flows from financing activities
Proceeds from issuance of notes payable, net of issuance costs	55,578	—
Proceeds from private equity offering, net of issuance costs	47,581	—
Repayment of notes payable	(19,814)	(1,258)
Deferred financing expenses	—	(135)
Proceeds from issuance of bridge notes payable to related parties	—	5,030
Proceeds from stock option exercises	—	42

Net cash provided by financing activities	83,345	3,679

Effect of foreign exchange rate changes on cash and cash equivalents	(37)	32
Net increase (decrease) in cash and cash equivalents	62,385	(2,828)
Cash and cash equivalents
Beginning of period	17,966	5,384

End of period	$80,351	$2,556

Contacts

Robert J. De Vaere

Executive Vice President and Chief Financial Officer

investor-relations@horizonpharma.com

Investors

Kathy Galante

Burns McClellan, Inc.

212-213-0006

kgalante@burnsmc.com